                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                AMENDMENT NO. 1

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                          VAN DER MOOLEN HOLDING N.V.
            ----------------------------------------------------------
                                (Name of Issuer)

                                 Common Shares
            ----------------------------------------------------------
                         (Title of Class of Securities)

                                    7106194
            ----------------------------------------------------------
                                 (CUSIP Number)


                             Eminence Capital, LLC
                                200 Park Avenue
                                   Suite 3300
                            New York, New York 10166

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               - with copies to -

                          Michael G. Tannenbaum, Esq.
                 Tannenbaum Helpern Syracuse & Hirschtritt LLP
                         900 Third Avenue - 13th Floor
                            New York, New York 10022
                                 (212) 508-6700


                               December 31, 2002
            ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ]    Rule 13d-1 (b)

                               [X]    Rule 13d-1 (c)

                               [ ]    Rule 13d-1 (d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 OF 6 Pages
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CUSIP No. 7106194                     13G                  Page 2 of 6 Pages
-----------------                                              ---  ---

--------------------------------------------------------------------------------
1. Names of Reporting Persons I.R.S Identification Nos. of Above Persons (Entities Only)
        Eminence Capital, LLC
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group             (a) [ ]
        (See Instructions)                                           (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization:
        New York
--------------------------------------------------------------------------------
Number of shares        5.  Sole Voting Power                   2,090,000 Shares
Beneficially Owned      --------------------------------------------------------
by Each Reporting       6.  Shared Voting Power                 0
Person With             --------------------------------------------------------
                        7.  Sole Dispositive Power              2,090,000 Shares
                        --------------------------------------------------------
                        8.  Shared Dispositive Power            0
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned by Each Reporting Person
        2,090,000 Shares
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row 9
        5.57% of Common Stock
--------------------------------------------------------------------------------
12.     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------
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CUSIP No. 7106194
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ITEM 1(a)   NAME OF ISSUER:

Van der Moolen Holding N.V. (the "Issuer")

ITEM 1(b)   ADDRESS OF ISSUER:

Keizersgracht 307
1016 ED Amsterdam
The Netherlands

ITEM 2(a)   NAME OF PERSON FILING:

Eminence Capital, LLC ("Eminence")

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the reporting person is:

200 Park Avenue, Suite 3300
New York, New York 10166

ITEM 2(c)   CITIZENSHIP:

New York, USA

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

Common Stock


ITEM 2(e)   CUSIP NUMBER:

7106194


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 13d-2(c), PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, CHECK WHETHER THE PERSON FILING IS A:

                               Page 3 OF 6 pages
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CUSIP No. 7106194
          -------


a.   [  ]      Broker or dealer registered under Section 15 of the Act,
b.   [  ]      Bank as defined in Section 3(a)(6) of the Act,
c.   [  ]      Insurance Company as defined in Section 3(a)(19) of the Act,
d.   [  ]      Investment Company registered under Section 8 of the Investment
                Company Act,
e.   [  ]      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
f.   [  ]      Employee Benefit Plan, or Endowment Fund in accordance with Rule
                13d-1(b)(1)(ii)(F),
g.   [  ]      Parent Holding Company or Control Person, in accordance with Rule
               13d-1(b)(ii)(G); (Note: see Item 7)
h.   [  ]      A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);
i.   [  ]      A church plan that is excluded from the definition of an
                investment company under section 3(c)(14) of the Investment
                Company Act of 1940;
j.   [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

     (a) AMOUNT BENEFICIALLY OWNED: As of December 31, 2002, 2,090,000 shares of the Issuer were beneficially owned by Eminence on behalf of a number of private investment vehicles and managed accounts advised by Eminence. Accordingly, Eminence may have attributed to it, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, the beneficial ownership of the aggregate amount of 2,090,000 shares of the Issuer.

     (b) PERCENTAGE OF CLASS: 5.57% (calculated based on 37,502,455 common shares outstanding as of June 18, 2002, as reported in the latest Form 20-F of the Issuer).

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE OR TO DIRECT VOTE:
               2,090,000 Shares

          (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE:
               0

                               Page 4 OF 6 Pages
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CUSIP No. 7106194
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          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                2,090,000 Shares

          (iv)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                0


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable


ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable


ITEM 9   NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10  CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages
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CUSIP No. 7106194
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 2003
-------------------------
DATE


EMINENCE CAPITAL, LLC



BY:  /s/ Ricky C. Sandler
     ---------------------------------
     SIGNATURE


     Ricky C. Sandler, Managing Member
     ---------------------------------
     NAME/TITLE

                               Page 6 OF 6 Pages